EXHIBIT 11.1
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                     (In thousands except per share amounts)

                                                           Three Months Ended          Nine Months Ended
                                                                March 31,                  March 31,
                                                          --------------------        --------------------
                                                            1996       1995(1)           1996      1995(1)
                                                            ----       ----              ----      ----
Primary:
Weighted Average Shares Outstanding:

Common shares                                              162,606     157,761         162,080     155,309

Convertible preferred shares                                   535       1,175             442       2,235

Stock options                                               10,404      18,845          14,141      17,313
                                                          --------    --------        --------    --------

Total weighted average shares outstanding                  173,545     177,781         176,663     174,857
                                                          ========    ========        ========    ========

Income Per Share:

Net income available to common stockholders               $ 53,031    $ 67,972        $163,741    $172,111
                                                          ========

Net income per share                                      $   0.31    $   0.38        $   0.93    $   0.98
                                                          ========    ========        ========    ========

Fully Diluted:
Weighted Average Shares Outstanding:

Common shares                                              162,606     157,761         162,080     155,309

Convertible preferred shares                                   535       1,175             442       2,235

Zero coupon convertible subordinated
debentures                                                   7,402       7,402           7,402       7,402

Stock options                                               10,404      19,698          14,141      18,288
                                                          --------    --------        --------    --------

Total weighted average shares outstanding                  180,947     186,036         184,065     183,234
                                                          ========    ========        ========    ========

Income Per Share:

Net income available to common stockholders               $ 53,031    $ 67,972        $163,741    $172,111
Add discount amortization on zero coupon
convertible subordinated debentures                          1,397       1,341           4,154       3,987
                                                          --------

Adjusted net income                                       $ 54,428    $ 69,313        $167,895    $176,098
Net income per share                                      $   0.30    $   0.37        $   0.91    $   0.96
                                                          ========    ========        ========    ========

(1) All share and per share data have been restated to reflect the June 1995 mergers of Silicon Graphics, Inc., Alias Research Inc. and Wavefront Technologies, Inc.